Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Eric Amig (FHLBNY) 212-441-6807
July 20, 2006

Announcement from the President

Federal Home Loan Bank of New York
Declares a 5.75% Dividend for the Second Quarter of 2006

I am pleased to report that our Board of Directors has approved a dividend rate for the second quarter of 2006 of 5.75% (annualized). The dividend will be distributed to member financial institutions on July 31, 2006. The Federal Home Loan Bank of New York’s dividend rate for the first quarter, paid in April of 2006, was 5.25%. The dollar amount distributed for the second quarter dividend will be approximately $54 million.

This second quarter dividend of 5.75% represents a fair return on our members’ investment in the Federal Home Loan Bank of New York and reflects our low-risk profile and conservative investment strategy. It represents a payout of 72% of net income for the quarter. Retained earnings after the dividend payment will be approximately $282 million.  The current dividend is the highest annualized rate since the second quarter of 2001.

Additional financial and other disclosures may be found on the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm.

The Federal Home Loan Bank of New York is a congressionally chartered wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The Federal Home Loan Bank of New York currently serves over 300 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Bank of New York is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.

Sincerely,

Alfred A. DelliBovi

President & CEO